UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2016

VOPIA, INC.

(Exact name of Company as specified in its charter)

Nevada	333-188119	39-2079422
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1700 Montgomery Street, Suite 101 San Francisco, CA		94111
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: 415-835-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On February 18, 2016, Vopia, Inc. (the “Company”) entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with Saqoia Corp., a Delaware corporation (“Saqoia”) pursuant to which the Company will acquire Saqoia’s big data and search technology business. Specifically, the Company will acquire from Saqoia: (i) the rights to its database of 140 million company data; (ii) priority software to crawl and organize company information in real time; (iii) 51% ownership in Fastbase Inc. and Masterseek Corp., both Nevada corporations; and (iv) goodwill of the business

In consideration for the foregoing, the Company agreed to issue to Saqoia 300,000,000 shares of its common stock. A closing under the Purchase Agreement is to occur on March 25, 2016 after the satisfaction or waiver of all conditions to closing.

The Purchase Agreement contains customary representations and warranties of Saqoia relating to its businesses. The representations and warranties in the Purchase Agreement survive the closing date.

The Purchase Agreement contains customary conditions which must be satisfied prior to closing. In addition to such customary conditions, as a condition to the Company’s obligation to close, the certain conditions related to third party financing for the Company must be satisfied. Either party may terminate the Purchase Agreement if the conditions to closing have not been satisfied on or before May 25, 2016.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed with the Securities and Exchange Commission as Exhibit 10.1 to this Current Report on Form 8-K.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

On February 17, 2016, the Company issued a press release in connection with the announcement of the Purchase Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Agreement of Purchase and Sale, by and among the Company and Saqoia, dated as of February 18, 2016
99.1	Press Release, dated as of February 17, 2016

2

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOPIA, INC.

Date: February 25, 2016	By:	/s/ Jorgen Frederiksen
Jorgen Frederiksen
Chief Executive Officer

3